Exhibit 99.1

Kaleido Biosciences Reports First Quarter 2021 Financial Results

--Positive results in patients with mild-to-moderate COVID-19 demonstrate KB109’s potential to reduce healthcare utilization and recovery time; initiating IND application to support further development--

--Topline data from a clinical study of KB295 in patients with mild-to-moderate ulcerative colitis on track for mid-2021--

LEXINGTON, MA—May 4, 2021—Kaleido Biosciences, Inc. (Nasdaq: KLDO), a clinical-stage healthcare company with a differentiated, chemistry-driven approach to targeting the microbiome to treat disease and improve human health, today reported financial results for the first quarter ended March 31, 2021.

“Kaleido is off to a strong start in 2021 marked by positive results from our 350-patient clinical study with KB109 in outpatients with mild-to-moderate COVID-19 and a recently completed financing, which will support the continued expansion of our novel, targeted Microbiome Metabolic TherapyTM (MMT) candidates,” said Dan Menichella, President and Chief Executive Officer of Kaleido. “Consistent with the interim findings we reported earlier this year, results from the full dataset demonstrated that KB109 has a favorable safety and tolerability profile and reduced COVID-19 related healthcare utilization and recovery time in patients with one or more comorbidity. Based on these results, we are investing in the manufacturing of KB109 and are initiating an IND application with the FDA.”

Continued Mr. Menichella: “Beyond our COVID-19 program, we have a robust pipeline of MMT-based candidates that holds immense potential. We continue to make progress enrolling patients in our non-IND study evaluating KB295 in individuals with mild-to-moderate ulcerative colitis with topline data anticipated mid-year. We believe these data are critical as patients and clinicians express interest in novel, oral therapeutic options with a strong safety and tolerability profile.”

Recent Program and Corporate Highlights

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An analysis from the full dataset (n=350) of the K031 controlled non-IND study of KB109 in patients with mild-to-moderate COVID-19 demonstrated a reduction in overall COVID-19 related healthcare utilization—comprised of hospitalizations, emergency room visits, and urgent care visits. The study also demonstrated a significant reduction in recovery time for patients age 45 and older or with one or more comorbidity who received KB109 plus self-supportive care as compared to patients receiving self-supportive care alone.

•	In February, Kaleido closed a public offering with gross proceeds of approximately $69.4 million, before deducting underwriting discounts and commissions and other offering expenses.

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In April, Kaleido announced a research collaboration with researcher Robert Jenq, M.D. Professor of Genomic Medicine, at The University of Texas MD Anderson Cancer Center, to explore the potential of Kaleido’s novel MMT in preventing febrile neutropenia—a serious complication associated with hematopoietic stem cell transplantations (HSCT).

First Quarter Financial Results

Kaleido reported a net loss of $23.0 million, or $0.58 per common share, for the first quarter of 2021 compared to $19.6 million, or $0.64 per common share, for the same period in 2020. The first quarter net loss includes non-cash stock-based compensation expenses of $4.2 million, as compared to $2.7 million in the first quarter of 2020.

Research and development (R&D) expenses were $17.2 million and $13.1 million for the three months ended March 31, 2021 and 2020, respectively. The increase was primarily due to increased spend relating to our two COVID-19 studies and the modification of the vesting provision of stock options and restricted stock units related to the resignation of our former CMO.

General and administrative (G&A) expenses were $5.5 million and $5.9 million for the three months ended March 31, 2021 and 2010, respectively. The decrease was primarily due to reduced headcount and lower utilization of outside contractors.

As of March 31, 2021, the Company reported cash and cash equivalents of $92.4 million. The Company continues to manage its operating expenses and, as a result, has cash runway into the first quarter of 2022.

About Microbiome Metabolic Therapies (MMT™)

Kaleido’s Microbiome Metabolic Therapies, or MMTs, are designed to drive the function and distribution of the microbiome’s existing microbes in order to decrease or increase the production of metabolites, or to advantage or disadvantage certain bacteria in the microbiome community. The Company’s initial MMT candidates are targeted, synthetic glycans that are orally administered, have limited systemic exposure, and are selectively metabolized by enzymes in the microbiome. Kaleido utilizes its discovery and development platform to study MMTs in microbiome samples to rapidly advance MMT candidates rapidly into clinical studies in healthy subjects and patients. These human clinical studies are conducted under regulations supporting research with food, evaluating safety, tolerability and potential markers of effect. For MMT candidates that are further developed as therapeutics, the Company conducts clinical trials under an Investigational New Drug (IND) or regulatory equivalent outside the U.S., and in Phase 2 or later development.

About Kaleido Biosciences

Kaleido Biosciences is a clinical-stage healthcare company with a differentiated, chemistry-driven approach to targeting the microbiome to treat disease and improve human health. The Company has built a proprietary product platform to enable the rapid and cost-efficient discovery and development of novel Microbiome Metabolic Therapies (MMT™). MMTs are designed to modulate the metabolic output and profile of the microbiome by driving the function and distribution of the gut’s existing microbes. Kaleido is advancing a broad pipeline of MMT candidates with the potential to address a variety of diseases and conditions with significant unmet patient needs. To learn more, visit https://kaleido.com/.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the timing of initiation, completion and reporting of results of clinical studies, and our anticipated regulatory filings, strategy, business plans and focus. The use of words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify such forward-looking statements. All such forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include fluctuations in our stock price, changes in market conditions and satisfaction of customary closing conditions related to the public offering and those risks more fully discussed in the section entitled "Risk Factors" in Kaleido’s annual report on Form 10-K for the fiscal year ended December 31, 2020, which is available at www.sec.gov, as well as discussions of potential risks, uncertainties, and other important factors in Kaleido’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statements represent Kaleido’s views only as of today and should not be relied upon as representing its views as of any subsequent date. All information in this press release is as of the date of the release, and Kaleido undertakes no duty to update this information unless required by law.

Kaleido Biosciences, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Revenue:
Collaboration revenue	$297	$—
Operating expenses:
Research and development	17,185	13,137
General and administrative	5,460	5,917
Total operating expenses	22,645	19,054
Loss from Operations	(22,348)	(19,054)
Other (expense) income	(694)	(497)
Net loss	$(23,042)	$(19,551)
Net loss per share—basic and diluted	$(0.58)	$(0.64)
Weighted-average common shares outstanding—basic and diluted	39,692,582	30,333,283

Kaleido Biosciences, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet Data (Unaudited)

(in thousands)

	March 31, 2021	December 31, 2020
Assets:
Cash and cash equivalents	$92,362	$46,222
Other assets	12,664	13,122
Total assets	$105,026	$59,344
Liabilities and stockholders' equity
Liabilities	$33,252	$38,848
Stockholders' equity	71,774	20,496
Total liabilities and stockholders' equity	$105,026	$59,344

Contacts:
Kaleido Biosciences
William Duke, Jr.
Chief Financial Officer
617-890-5772
william.duke@kaleido.com

Investors
Mike Biega
Solebury Trout
617-221-9660
mbiega@soleburytrout.com

Media
Amy Bonanno
Solebury Trout
914-450-0349
abonanno@soleburytrout.com